EXHIBIT 99.1

Calumet Specialty Products Partners, L.P. Announces
Redemption of all of its 11.5% Senior Secured Notes due 2021

Company also announces that it extended its corporate revolver for a new five-year term

Indianapolis, IN (March 8, 2018) - Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today that they have called for redemption of all of the $400 million aggregate principal amount of their outstanding 11.5% Senior Secured Notes due 2021 (the “Notes”). The Partnership expects the redemption to be completed on April 9, 2018 (the “Redemption Date”) and holders will receive a redemption price of 100.0% of the principal amount thereof, plus accrued and unpaid interest thereon up to, but not including, the Redemption Date, plus a Make Whole Premium (as defined in the Indenture, dated April 20, 2016, governing the Notes (the “Indenture”)).
In accordance with the Indenture, the holders of the Notes will receive notice of the redemption, the redemption price and further instructions and details related to the process of such redemption.
Additionally, the Partnership has announced that last week it reached an agreement with its lenders for the renewal of its corporate revolving credit facility under a new five-year term.
“The early redemption of our secured notes serves as a clear indication that we have successfully turned the corner on our turnaround efforts.” said West Griffin, Chief Financial Officer of Calumet Specialty Products Partners. “Furthermore, the improvements to the Partnership’s financial condition have aided Calumet in achieving a five-year extension on its corporate revolver under better lending terms and conditions, reflective of the collective confidence that our lenders have in our ongoing improvement efforts. These actions combined are essential steps to improving our capital structure and further allowing the Partnership to capitalize on opportunities going forward.”
This press release is neither an offer to purchase or sell securities, nor a solicitation of an offer to purchase or sell securities, including the Notes.
About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.
Forward-Looking Statements
This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to the redemption of the Notes. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.
For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312.445.2870 Email: CLMT@alpha-ir.com.